EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Names Under Which Subsidiary Does Business	State or Jurisdiction of Incorporation
IOM Holdings, Inc.	IOM Holdings, Inc.	Nevada